Exhibit 15.1

Hafnia Limited
10 Pasir Panjang Road, #18-01
Singapore 117438

17 April 2026

Ladies and Gentlemen:

Reference is made to the annual report on Form 20-F (the “Annual Report”) of Hafnia Limited (the “Company”), to be filed with the with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the fiscal year ended December 31, 2025.

We have reviewed the section in the Annual Report under the heading “Industry” and believe that it accurately describes the international maritime transportation market as of the date of the Annual Report. We advise the Company that our role has been limited to the review of the section referenced above and the provision of statistical and other information (the “Shipping Information”) supplied by us. With respect to such Shipping Information and statistical data we advise you that:

•	some information in our company’s database is derived from estimates or subjective judgments;

•	the published information of other maritime data collection agencies may differ from this data; and

•	while we have taken reasonable care in the compilation of the Shipping Information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Annual Report, including, without limitation, such information contained under the section of the Annual Report entitled “Industry”, (ii) the references to our company in the Annual Report, and (iii) the filing of this letter as an exhibit to the Annual Report to be filed with the United States Securities and Exchange Commission pursuant to the Exchange Act.

/s/ Stephen Gordon	/s/ Trevor Crowe
For and on behalf of Clarksons Research Services Limited Name: Stephen Gordon Designation: Director	For and on behalf of Clarksons Research Services Limited Name: Trevor Crowe Designation: Director

Clarkson Research Services Limited
Registered office: Commodity Quay | St Katharine Docks | London | E1W 1BF | United Kingdom | England No. 1944749
T: +44 (0) 20 7334 0000
clarksons.com

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